Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$43,601	57,861	$0.75

Effect of dilutive securities:
Stock compensation plans	—	737

Diluted EPS:
Net income available to common stockholders	$43,601	58,598	$0.74

Second Quarter 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$33,768	56,988	$0.59

Effect of dilutive securities:
Stock compensation plans	—	817

Diluted EPS:
Net income available to common stockholders	$33,768	57,805	$0.58

Six Months Ended June 30, 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$80,633	57,768	$1.40

Effect of dilutive securities:
Stock compensation plans	—	784

Diluted EPS:
Net income available to common stockholders	$80,633	58,552	$1.38

Six Months Ended June 30, 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$73,476	56,895	$1.29

Effect of dilutive securities:
Stock compensation plans	—	866

Diluted EPS:
Net income available to common stockholders	$73,476	57,761	$1.27